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                       [LETTERHEAD OF BDO SEIDMAN, LLP]

September 27, 1996

Division of Corporate Finance
SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549

We confirm the representations made by the CST Entertainment, Inc. in Part III of the accompanying Form 12b-25 for the year ended June 30, 1996 insofar as they relate to accounting and auditing matters.

                                          BDO SEIDMAN, LLP